EXHIBIT 99.1
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FOR IMMEDIATE RELEASE

BUSINESS EDITORS

COMPANY CONTACT:  JOHN S. TOMAC, PRESIDENT
PHONE (203) 735-1888

KEYWORD:  CONNECTICUT

INDUSTRY KEYWORD:  UTILITIES


BIW LIMITED DISCONTINUES DIVIDEND PENDING CLOSING OF MERGER TRANSACTION

ANSONIA, CT, January 3, 2008 - BIW Limited, parent company of Birmingham Utilities and Birmingham H2O Services (AMEX: "BIW") announced today that its Board of Directors has determined that it will not make any further dividend payments to shareholders pending closing of its merger with the South Central Connecticut Regional Water Authority (RWA). Although the Company retained authority under its merger agreement with RWA to pay a deferred third quarter dividend, the Board of Directors determined that delays in obtaining regulatory approvals and additional transaction expenses did not make it practicable to pay any further cash dividends.

The merger transaction with RWA is scheduled to close on or about January 16, 2008. Upon closing of the merger, shareholders of BIW will receive $23.75 in cash for each share of BIW Common Stock. BIW common stock will no longer be traded and shareholders of BIW stock will have no interest in the continuing operations of the Company. Once the transaction is completed, the RWA will operate the regulated operations of Birmingham Utilities in its Valley division of Ansonia, Derby and parts of Seymour. As part of the transaction, the Connecticut Water Company (CWC) will purchase the regulated and non-regulated operations of Birmingham Utilities Eastern Division.
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BIW Limited is the parent company of Birmingham Utilities, Inc., a regulated public water service company which collects and distributes water for domestic, commercial and industrial uses and fire protection in Ansonia, Derby and in small parts of the contiguous town of Seymour, Connecticut, and Birmingham Utilities, Eastern Division consisting of 30 regulated water systems located in eastern Connecticut, as well as a non-regulated contract operations business that monitors and services another 51 water systems also in eastern Connecticut, and Birmingham H2O Services, Inc., which provides water related services to other water utilities, contractors, and individuals throughout Connecticut.

FORWARD-LOOKING STATEMENTS
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Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the closing of the merger with RWA are subject to satisfaction of closing conditions provided in the merger agreement. Statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy, weather conditions, regulatory decisions, the impact of competitive products and pricing on the Company's non-regulated operations, failure to obtain new customers or retain old customers or changes in the financial stability of customers, and changes in interest rates. Such statements are based upon the current beliefs and expectations of BIW Limited management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate," "believe," "estimate," "expect," "may," "objective," "plan," "possible," "potential," "project," "will" and similar expressions identify forward-looking statements.